Rule 424(b)(3)
                                                     Registration No. 333-111921

                               VITAL LIVING, INC.

                 SUPPLEMENT TO PROSPECTUS DATED AUGUST 26, 2004

      This supplement to the prospectus, dated August 26, 2004, as supplemented on September 20, 2004 and September 30, 2004, of Vital Living, Inc. provides information with respect to the following recent events that we have been involved in:

Securities Repricing

      In December 2003, we completed a private placement of $4,587,738 aggregate principal amount of 12% senior secured convertible notes and warrants to purchase a total of 4,587,738 shares of common stock with an exercise price of $1.00 per share. Included in the $4,587,738 was $1,547,738 which was raised in a previous offering of senior convertible promissory notes and which converted pursuant to their terms, along with all accrued and unpaid interest, into 12% senior secured convertible notes. In connection with our initial issuance of senior convertible promissory notes which converted by their terms, we issued to investors warrants to purchase a total of 4,590,000 shares of common stock, 3,060,000 of which had an exercise price of $1.00 per share and 1,530,000 of which had an exercise price of $1.50 per share.

      In June and July 2004, we completed several issuances of common stock at prices below the then current conversion and exercise prices of the notes and warrants discussed above. Due to these issuances and the anti-dilution provisions contained in the notes and warrants, those securities were adjusted as follows:

      o The conversion price of the $4,587,738 aggregate principal amount of 12% senior convertible promissory notes was reduced from $1.00 per share to $0.95 per share;

      o The warrants to purchase a total of 4,587,738 shares of common stock with an exercise price of $1.00 per share were adjusted so that they became warrants to purchase 4,829,198 with an exercise price of $0.95 per share;

      o The warrants to purchase a total of 3,060,000 shares of common stock at an exercise price of $1.00 per share were adjusted so that they became warrants to purchase 3,221,051 with an exercise price of $0.95 per share; and

      o The warrants to purchase a total of 1,530,000 shares of common stock at an exercise price of $1.50 per share were adjusted so that they became warrants to purchase 1,616,198 with an exercise price of $1.42 per share.

      Effective as of October 15, 2004, we agreed with the holders of the senior convertible promissory notes and warrants to reduce the conversion price and exercise price of those securities to $0.25 per share. In exchange for this reduction:

      o We agreed to include the additional shares of common stock that are now issuable upon conversion of the outstanding senior convertible promissory notes as a result of the reduction in the conversion price on the next registration statement we file with the Securities and Exchange Commission. The shares of common stock originally convertible under the senior convertible promissory notes are registered for resale under this Registration Statement;

      o We are now entitled to pay all 12% interest due on the senior convertible promissory notes in either cash or shares of our common stock, at our sole option, commencing with the interest payment due in December 2004. We were originally required to pay the 12% interest on the senior convertible promissory notes at the rate of 8% per annum in cash and had the option to pay the remaining interest at the rate of 4% per annum in cash or shares of common stock. The shares of common stock representing the 4% interest payments are registered for resale under this Registration Statement. We agreed to include the additional shares of common stock representing the 8% interest payments on the next registration statement we file with the Securities and Exchange Commission. Since we already determined to make the interest payment due in December 2004 in shares of common stock, the remaining funds previously held in escrow representing this interest payment (approximately $275,000) was released to us for our use; and

      o Al penalties that we were required to pay as a result of our failure to have this Registration Statement declared effective by April 15, 2004 shall be payable by us in shares of common stock at a price equal to $0.258 per share. We agreed to include these additional shares of common stock on the next registration statement we file with the Securities and Exchange Commission.

Asset Purchase Agreement

      On September 30, 2004, we consummated an asset purchase agreement among MAF BioNutritionals, LLC, one of our operating subsidiaries, and Radha Krsna Heartly Blessings, Inc. Pursuant to the purchase agreement, MAF BioNutritionals sold to Radha Krsna certain assets related to MAF BioNutritionals' Boulder Bar Organic bars for $50,000 in cash and a promissory note in the principal amount of $50,000 bearing interest at the rate of 6% per annum and payable in 18 equal monthly installments commencing on the date of the purchase agreement. Additionally, Radha Krsna agreed to assume the entire debt represented by, and to do all things necessary in order to become the primary obligor under, a certain Business Loan Agreement, dated December 14, 2001, between MAF BioNutritionals and Commerce Bank, N.A., originally in the principal amount of $650,000, which is guaranteed by the United States Small Business Administration. The remaining principal balance on the SBA loan is currently approximately $435,000. We had previously guaranteed the SBA loan in connection with our acquisition of MAF BioNutritionals in November 2002. As of the date of this supplement, MAF is still the primary obligor and we are still a guarantor under the SBA loan.

      Pursuant to the SBA loan, the sale of assets without prior approval of Commerce Bank was a breach of MAF BioNutritionals' covenants contained in the SBA loan and, accordingly, constituted an event of default under the SBA loan. As a result, Commerce Bank has the right to declare the remaining principal and all interest due under the SBA loan immediately due and payable at any time. We would currently be unable to repay the required amounts under the SBA loan if Commerce Bank sought immediate payment from either us or MAF BioNutritionals. Accordingly, this would have a material adverse effect on our operations. Although we would seek indemnification from Radha Krsna in such event, we cannot assure you that it would be able to satisfy its obligations to us or MAF BioNutritionals.

Selling Stockholders

      The following updates the table under the section entitled "Selling Stockholders" to account for certain transfers of the securities registered under the registration statement of which the prospectus forms a part of by the selling stockholders.

                                 Shares Beneficially Owned                       Shares Beneficially Owned
                                      Before Offering                                  After Offering
                                 --------------------------                      -------------------------
                                    Number                      Number of         Number
Name                              of Shares      Percentage   Shares Offered     of Shares      Percentage
----                              ---------      ----------   --------------     ---------      ----------
Basil J. Asciutto                   22,400(1)          *          22,400(1)               0              0
Crescent International Ltd.      6,296,983(2)       8.74%      2,296,983(56)      4,000,000           5.55%
Cranshire Capital L.P.           1,305,036(3)       1.83%      1,305,036(3)               0              0
Triton West Group, Inc.            784,000(4)       1.11%        784,000(4)               0              0
Emanuel E. Geduld                  184,000(5)          *         184,000(5)               0              0
Charles LaBella                     78,400(6)          *          78,400(6)               0              0
Sam S. Leslie                       32,400(7)          *          32,400(7)               0              0
Janet Grove                         32,400(7)          *          32,400(7)               0              0
Carolyn Greer Gigli                 32,400(7)          *          32,400(7)               0              0
Mark S. Smith Living Trust          32,400(7)          *          32,400(7)               0              0
Thomas C. Quick(8)                 324,000(9)          *         324,000(9)               0              0
Leslie C. Quick, III(10)           607,830(11)         *         324,000(12)        283,830              *
Ellis AG                           162,000(13)         *         162,000(13)              0              0
Colbert Birnet L.P.                230,526(14)         *         230,526(14)              0              0
Michael Paul Miller                230,526(14)         *         230,526(14)              0              0
Delta Opportunity Fund,                 15)                                                             15)
Ltd.                              576,316(             *        576,316(                  0              0
Graham O. Jones                    576,316(15)         *         576,316(15)              0              0
Mark & Teri Mathes                 620,130(16)         *         620,130(16)              0              0
Silverman Partners, LLC          6,341,881(52)      9.00%        341,881(17)      6,000,000           8.52%
Edward S. Gutman                 2,341,881(53)      3.32%        341,881(17)      2,000,000           2.84%
RFJM Partners, LLC               2,548,674(54)       3.6%        548,624(18)      2,000,000           2.83%
Shimon S. Fishman                  164,604(19)         *         104,604(19)              0              0
Periscope Partners, L.P.         5,497,603(20)      7.29%      5,497,603(20)              0              0
Robert Schechter                   164,236(21)         *         164,256(21)              0              0
Estate of Jerome Jakubovitz        461,053(22)         *         461,053(22)              0              0
ISKA/VITAL Partners, LLC           161,368(23)         *         161,368(23)              0              0
Adrienne Grossman                   92,211(24)         *          92,211(24)              0              0
Zeke, L.P.                       1,152,632(25)      1.60%      1,152,632(25)              0              0
SkyePharma PLC(26)              17,509,811(27)     24.24%     17,509,811(27)              0              0
Stuart A. Benson(28)             4,985,000(29)      7.10%      4,950,000(29)         35,000              *
Aegis Capital Corp.(30)            126,211(31)         *         126,211(31)              0              0
HCFP/Brenner Securities,
LLC(32)                          2,546,390(55)      3.63%        401,390(33)      2,145,000           3.06%
Atlas Capital Services,
LLC(34)                             79,252(35)         *          79,252(35)              0              0
Sloan Securities Corp.(36)          29,680(37)         *          29,680(37)              0              0
Daniel Myers(38)                   193,860(39)         *         193,860(39)              0              0
Philip E. Kassai(40)               193,860(39)         *         193,860(39)              0              0
Steven Pollan(41)                    8,748(42)         *           8,748(42)              0              0
James Scibelli                   1,218,200          1.74%      1,218,200                  0              0
Jeffrey Berg(43)                    14,800             *          14,800                  0              0
Bradley D. Edson(44)             3,148,050          4.49%      1,900,000          1,248,050           1.78%
James Ackerman(45)                  30,000             *          30,000                  0              0
Robert J. Eide(46)                  92,000             *          92,000                  0              0
Howard M. Lorber(47)                42,000             *          42,000                  0              0
Lou Calderone(48)                    6,000             *           6,000                  0              0
Charles Holzer(49)                  10,000             *          10,000                  0              0
M. William Grossman IRA            125,000             *         125,000                  0              0
Howard Wernick(50)                 300,000             *         300,000                  0              0
Nest Ventures, LLC(50)             100,000(51)         *         100,000(51)              0              0
Kerri Benson(57)                 1,360,000(58)      1.93%      1,360,000(58)              0              0

----------
*     Less than 1%.
(1) Represents (i) 2,400 shares of common stock, (ii) 10,000 shares of common stock issuable upon exercise of Series B Warrants and (iii) 10,000 shares of common stock issuable upon exercise of Series C Warrants.
(2) Represents (i) 1,095,304 shares of common stock, (ii) 315,000 shares of common stock issuable upon exercise of Series B Warrants, (iii) 315,000 shares of common stock issuable upon exercise of Series C Warrants, (iv) 265,424 shares of common stock issuable upon conversion of senior secured convertible notes, (v) 265,424 shares of common stock issuable upon exercise of warrants issued in connection with our issuance of senior secured convertible notes, (vi) 50,431 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock, (vii) 790,400 shares of common stock issuable upon exercise of warrants issued in connection with our issuance of senior convertible promissory notes (viii) 2,400,000 shares of common stock issuable upon exercise of Series G Warrants and (ix) 800,000 shares of common stock issuable upon exercise of Series H Warrants. Pursuant to an investment management mandate granted by Crescent International Ltd. to GreenLight (Switzerland) SA, GreenLight exercises voting control over these shares. Mel Craw and Maxi Brezzi are, respectively, the managing director and director of GreenLight.
(3) Represents (i) 133,720 shares of common stock, (ii) 297,500 shares of common stock issuable upon exercise of Series B Warrants, (iii) 297,500 shares of common stock issuable upon exercise of Series C Warrants, (iv) 263,158 shares of common stock issuable upon conversion of senior secured convertible notes, (v) 50,000 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock and (v) 263,158 shares of common stock issuable upon exercise of warrants issued in connection with our issuance of senior secured convertible notes. Mitchell
      P. Kopin is the president of Downsview Capital, Inc. Downsview Captial is the general partner of Cranshire Capital and exercises voting and investment control over these shares.
(4) Represents (i) 84,000 shares of common stock, (ii) 350,000 shares of common stock issuable upon exercise of Series B Warrants and (iii) 350,000 shares of common stock issuable upon exercise of Series C Warrants. Mr. David Sims exercises voting control over these shares.
(5) Represents (i) 44,000 shares of common stock, (ii) 70,000 shares of common stock issuable upon exercise of Series B Warrants and (iii) 70,000 shares of common stock issuable upon exercise of Series C Warrants.
(6) Represents (i) 8,400 shares of common stock, (ii) 35,000 shares of common stock issuable upon exercise of Series B Warrants and (iii) 35,000 shares of common stock issuable upon exercise of Series C Warrants
(7) Represents (i) 12,400 shares of common stock, (ii) 10,000 shares of common stock issuable upon exercise of Series B Warrants and (iii) 10,000 shares of common stock issuable upon exercise of Series C Warrants.
(8) Thomas Quick is the brother of Leslie C. Quick, III, a former member of our board of directors. We are also party to a voting agreement with Mr. Quick and certain other parties described above under the section entitled "Security Ownership of Certain Beneficial Owners and Management."
(9) Represents (i) 124,000 shares of common stock, (ii) 100,000 shares of common stock issuable upon exercise of Series B Warrants and (iii) 100,000 shares of common stock issuable upon exercise of Series C Warrants.
(10) Leslie C. Quick, III, was a member of our board of directors from October 2002 until June 2004. We are also party to a voting agreement with Mr. Quick and certain other parties described above under the section entitled "Security Ownership of Certain Beneficial Owners and Management."

(11) Includes (i) 100,000 shares of common stock issuable upon exercise of Series B Warrants, (ii) 100,000 shares of common stock issuable upon exercise of Series C Warrants, (iii) 75,000 shares of restricted stock received as a director, 50,000 shares of which are still subject to divestiture and (iv) 332,830 shares of common stock.
(12) Represents (i) 124,000 shares of common stock, (ii) 100,000 shares of common stock issuable upon exercise of Series B Warrants and (iii) 100,000 shares of common stock issuable upon exercise of Series C Warrants.
(13) Represents (i) 62,000 shares of common stock, (ii) 50,000 shares of common stock issuable upon exercise of Series B Warrants and (iii) 50,000 shares of common stock issuable upon exercise of Series C Warrants. George Dreyfus exercises voting control over these shares.
(14) Represents (i) 105,263 shares of common stock issuable upon conversion of senior secured convertible notes, (ii) 105,263, shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (iii) 20,000 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(15) Represents (i) 263,158 shares of common stock issuable upon conversion of senior secured convertible notes, (ii) 263,158 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (iii) 50,000 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(16) Represents (i) 158,080 shares of common stock issuable upon exercise of warrants issued in connection with our 2003 private placement of senior convertible promissory notes, (ii) 210,980 shares of common stock issuable upon conversion of senior secured convertible notes, (iii) 210,980 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (iv) 40,090 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(17) Represents (i) 110,656 shares of common stock issuable upon exercise of warrants issued in connection with our 2003 private placement of senior convertible promissory notes, (ii) 105,580 shares of common stock issuable upon conversion of senior secured convertible notes, (iii) 105,580 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (iv) 20,065 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(18) Represents (i) 316,160 shares of common stock issuable upon exercise of warrants issued in connection with our 2003 private placement of senior convertible promissory notes, (ii) 106,169 shares of common stock issuable upon conversion of senior secured convertible notes, (iii) 106,169 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (iv) 20,175 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(19) Represents (i) 94,848 shares of common stock issuable upon exercise of warrants issued in connection with our 2003 private placement of senior convertible promissory notes, (ii) 31,851 shares of common stock issuable upon conversion of senior secured convertible notes, (iii) 31,851 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and
         (iv) 6,055 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(20) Represents (i) 3,161,601 shares of common stock issuable upon exercise of warrants issued in connection with our 2003 private placement of senior convertible promissory notes, (ii) 1,066,666 shares of common stock issuable upon conversion of senior secured convertible notes,
         (iii) 1,006,666 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (iv) 202,670 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(21) Represents (i) 961,848 shares of common stock issuable upon exercise of warrants issued in connection with our 2003 private placement of senior convertible promissory notes, (ii) 31,684 shares of common stock issuable upon conversion of senior secured convertible notes, (iii) 31,684 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and
         (iv) 6,020 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock. Robert Schechter is the general counsel of Atlas Capital Services, LLC, a company that has performed investment banking services for us.

(22) Represents (i) 210,526 shares of common stock issuable upon conversion of senior secured convertible notes, (ii) 210,526 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (iii) 40,000 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(23) Represents (i) 73,684 shares of common stock issuable upon conversion of senior secured convertible notes, (ii) 73,684 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (iii) 14,000 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(24) Represents (i) 42,105 shares of common stock issuable upon conversion of senior secured convertible notes, (ii) 42,105 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (iii) 8,000 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(25) Represents (i) 526,316 shares of common stock issuable upon conversion of senior secured convertible notes, (ii) 526,316 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (iii) 100,000 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(26) SkyePharma PLC was one of the former stockholders of E-Nutriceuticals, Inc. and is the sole holder of all of the outstanding shares of our Series D Preferred Stock. We are party to an agreement with SkyePharma pursuant to which we license certain rights to technology developed by SkyePharma and we have agreed to purchase up to $1 million of products from them during the next year. We are also party to a voting agreement with SkyePharma and certain other parties described above under the section entitled "Security Ownership of Certain Beneficial Owners and Management."
(27) Represents (i) 14,204,548 shares of common stock, (ii) 1,000,000 shares of common stock issuable upon conversion of outstanding Series D Preferred Stock, (iii) 1,052,632 shares of common stock issuable upon conversion of senior secured convertible notes, (iv) 1,052,632 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes and (v) 200,000 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock.
(28) Stuart A. Benson has served as our chief executive officer since January 2004 and our president and secretary since March 2002. Mr. Benson also served as our vice chairman of the board of directors from March 2002 until January 2004 and our executive vice president from June 2001 until March 2002. We are party to voting agreements with Mr. Benson and certain other parties described above under the section entitled "Security Ownership of Certain Beneficial Owners and Management."
(29) Includes 4,950,000 shares of common stock issuable upon exercise of immediately exercisable warrants held by Mr. Benson.
(30) Aegis Capital Corp. has provided us with investment banking services, including in connection with our November 2002 private placement of units and our December 2003 private placement of senior secured convertible notes. Robert J. Eide, a former member of our board of directors, is a principal of Aegis Capital Corp. and is its chief executive officer and exercises voting control over these shares.
(31) Includes 50,000 shares of common stock and 76,211 shares of common stock issuable upon exercise of immediately exercisable warrants.
(32) HCFP/Brenner Securities, LLC has provided us with investment banking services, including in connection with our November 2002 private placement of units and our December 2003 private placement of senior secured convertible notes.
(33) Includes 37,600 shares of common stock and 363,790 shares of common stock issuable upon exercise of immediately exercisable warrants.

(34) Atlas Capital Services, LLC has provided us with investment banking services, including in connection with our acquisition of Christopher's Original Formulas. Steven Pollan, the managing director of Atlas Capital Services, exercises voting power over these shares.
(35) Includes 25,252 shares of common stock issuable upon exercise of immediately exercisable warrants issued in connection with our November 2002 private placement of units and 50,000 shares of common stock. (36) Sloan Securities Corp. has provided us with investment banking services, including in connection with our private placement of senior convertible promissory notes and our December 2003 private placement of senior secured convertible notes. James Ackerman, the president and chief executive officer of Sloan Securities Corp., exercises voting power over these shares.
(37) Represents (i) 1,540 shares of common stock and (ii) 28,140 shares of common stock issuable upon exercise of immediately exercisable warrants.
(38)  Daniel Myers is the managing partner of Ocean Drive Capital, LLC.
(39) Represents (i) 51,930 shares of common stock and (ii) 141,930 shares of common stock issuable upon exercise of immediately exercisable warrants.
(40)  Philip Kassai is a registered representative of Sloan Securities Corp.
(41)  Steven Pollan is the managing director of Atlas Capital Services.
(42) Represents 8,748 shares of common stock issuable upon exercise of immediately exercisable warrants issued in connection with our November 2002 private placement of units.
(43)  Jeffrey Berg provides consulting services through HCFP/Brenner Securities.
(44) Bradley D. Edson served as our chairman of the board of directors and chief executive officer from January 2001 until January 2004. Mr. Edson was also president of our predecessor company from its inception in 1999 until October 2001. We are party to a voting agreement with Mr. Edson and certain other parties described above under the section entitled "Security Ownership of Certain Beneficial Owners and Management."
(45) Mr. Ackerman is the president and chief executive officer of Sloan Securities Corp.
(46) Mr. Eide was a member of our board of directors from June 2002 until March 2004.
(47) Each of these individuals is a registered representative of Aegis Capital Corp.
(48)  Mr. Calderone is the president of Aegis Capital Corp.
(49)  Mr. Holzer is a shareholder of Aegis Capital Corp.
(50)  Each of these individuals and entities have acted as a consultant to us.
(51) Represents 100,000 shares of common stock issuable upon exercise of warrants held by Nest Ventures.
(52) Represents (i) 110,656 shares of common stock issuable upon exercise of warrants issued in connection with our 2003 private placement of senior convertible promissory notes, (ii) 105,580 shares of common stock issuable upon conversion of senior secured convertible notes, (iii) 105,580 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes, (iv) 20,065 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock, (v) 3,600,000 shares of common stock issuable upon the exercise of Series G warrants and (vi) 1,200,000 shares of common stock issuable upon the exercise of Series H warrants.
(53) Represents (i) 110,656 shares of common stock issuable upon exercise of warrants issued in connection with our 2003 private placement of senior convertible promissory notes, (ii) 105,580 shares of common stock issuable upon conversion of senior secured convertible notes, (iii) 105,580 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes, (iv) 20,065 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock, (v) 1,200,000 shares of common stock issuable upon the exercise of Series G warrants and (vi) 400,000 shares of common stock issuable upon the exercise of Series H warrants.
(54) Represents (i) 316,160 shares of common stock issuable upon exercise of warrants issued in connection with our 2003 private placement of senior convertible promissory notes, (ii) 106,169 shares of common stock issuable upon conversion of senior secured convertible notes, (iii) 106,169 shares of common stock issuable upon exercise of warrants issued in our 2003 private placement of senior secured convertible notes, (iv) 20,175 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock, (v) 1,200,000 shares of common stock issuable upon the exercise of Series G warrants and (vi) 400,000 shares of common stock issuable upon the exercise of Series H warrants.

(55) Includes (i) 232,600 shares of common stock and (ii) 2,313,790 shares of common stock issuable upon exercise of immediately exercisable warrants.
(56) Represents (i) 295,304 shares of common stock, (ii) 315,000 shares of common stock issuable upon exercise of Series B Warrants, (iii) 315,000 shares of common stock issuable upon exercise of Series C Warrants, (iv) 265,424 shares of common stock issuable upon conversion of senior secured convertible notes, (v) 265,424 shares of common stock issuable upon exercise of warrants issued in connection with our issuance of senior secured convertible notes, (vi) 50,431 shares of common stock which may be issued if we determine to pay a portion of the interest owed on the senior secured convertible notes in shares of our common stock and (vii) 790,400 shares of common stock issuable upon exercise of warrants issued in connection with our issuance of senior convertible promissory notes. Pursuant to an investment management mandate granted to Crescent International Ltd. to GreenLight (Switzerland) SA, GreenLight exercises voting control over these shares. Mel Craw and Maxi Brezzi are, respectively, the managing director and director of GreenLight.
(57) Ms. Benson is the former wife of Stuart Benson, our chief executive officer.
(58) Represents 1,360,000 shares of common stock issuable upon exercise of immediately exercisable warrants held by Ms. Benson. Ms. Benson received these warrants from Mr. Benson in connection with the dissolution of their marriage in August 2004.

                 The date of this supplement is October 27, 2004